UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	January 14, 2025

AZITRA, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41705	46-4478536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Business Park Drive, Branford, Connecticut	06405
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(203) 646-6446

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AZTR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 14, 2025, Azitra, Inc., a Delaware corporation (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Maxim Group LLC (the “Placement Agent”) in connection with the offer and sale to investors of up to 4,857,780 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at an offering price of $0.30 per Share (the “Offering”). In connection with the Offering, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain of the purchasers in the Offering. The aggregate gross proceeds to the Company from the Offering were approximately $1.5 million, before deducting placement agent fees and other estimated offering expenses. The Offering closed on January 16, 2025.

The Shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-280648), which was declared effective by the Securities and Exchange Commission on July 8, 2024, the base prospectus included therein, a preliminary prospectus supplement dated January 14, 2025, and a final prospectus supplement dated January 15, 2025.

The Placement Agent acted as the Company’s exclusive placement agent in the Offering. Pursuant to the terms of the Placement Agency Agreement, the Company has agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds raised in the Offering. The Company also agreed to reimburse the Placement Agent for certain expenses. As additional compensation, the Company agreed to issue to the Placement Agent (or its designees) an unregistered warrant (the “Placement Agent Warrant”) to purchase an aggregate of 194,311 shares of Common Stock (the “Placement Agent Warrant Shares”), which represents 4.0% of the aggregate number of Shares sold in the Offering, at an exercise price per share equal to 125% of the offering price of each Share, or $0.375. The Placement Agent Warrants are exercisable six (6) months from the date of issuance and expire five years from the commencement of sales in this Offering. The Placement Agent Warrant may be exercisable via “cashless exercise” in certain circumstances.

The Placement Agent Agreement contains customary representations, warranties and agreements of the parties, and customary indemnification obligations of the Company.

The Purchase Agreement contains customary representations, warranties, and agreements by the Company and the Purchasers, customary conditions to closing, and customary indemnification obligations of the Company. Pursuant to the terms of the Purchase Agreement, from January 14, 2025, until 22 days after the closing, subject to certain exceptions, the Company may not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or common stock equivalents, or file any registration statement or any amendment or supplement thereto, and, until 45 days after the closing, the Company is prohibited from effecting or entering into an agreement to effect any issuance of Common Stock or common stock equivalents involving a variable rate transaction (as defined in the Purchase Agreement), subject to certain exceptions disclosed therein.

The form of Placement Agent Warrant, the Placement Agency Agreement and the form of Purchase Agreement are filed as Exhibits 4.1, 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein. The descriptions of the terms of the Placement Agent Warrant, Placement Agency Agreement, and the Purchase Agreement set forth above are qualified in their entirety by reference to such exhibits.

A copy of the legal opinion and consent of Thompson Hine LLP relating to the Shares is attached as Exhibit 5.1 hereto.

Item 3.02	Unregistered Sales of Equity Securities.

The Placement Agent Warrants and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and are being offered and sold in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.

Item 8.01	Other Events.

The Company issued press releases announcing the launch and pricing of the Offering on January 14, 2025, and January 15, 2025, respectively. The full texts of the press releases are attached hereto as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
4.1	Form of Placement Agent Warrant
5.1	Opinion of Thompson Hine LLP
10.1	Placement Agency Agreement
10.2	Form of Securities Purchase Agreement
23.1	Consent of Thompson Hine LLP (contained in Exhibit 5.1)
99.1	Press Release, dated January 14, 2025
99.2	Press Release, dated January 15, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 16, 2025	AZITRA, INC.

/s/ Francisco D. Salva
Francisco D. Salva
Chief Executive Officer